Exhibit 10.2

NEITHER THIS CONVERTIBLE NOTE NOR ANY OF THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, NOR ANY STATE SECURITIES LAWS. THIS CONVERTIBLE NOTE MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, TRANSFERRED, OR OTHERWISE DISPOSED OF UNTIL THE HOLDER HEREOF PROVIDES EVIDENCE SATISFACTORY TO THE COMPANY (WHICH, IN THE DISCRETION OF THE COMPANY MAY INCLUDE AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY) THAT SUCH OFFER, SALE, PLEDGE, TRANSFER, OR OTHER DISPOSITION WILL NOT VIOLATE APPLICABLE FEDERAL OR STATE SECURITIES LAWS.

THIS CONVERTIBLE NOTE HAS BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR PURPOSES OF SECTIONS 1271 ET. SEQ. OF THE UNITED STATES INTERNAL REVENUE CODE OF 1986, AS AMENDED. FOR INFORMATION REGARDING THE ISSUE DATE HEREOF, ISSUE PRICE, AMOUNT OF OID PER $1,000 OF PRINCIPAL AMOUNT AND YIELD TO MATURITY FOR PURPOSES OF THE OID RULES, PLEASE CONTACT THE CHIEF FINANCIAL OFFICER OF THE COMPANY AT 1177 ENCLAVE PARKWAY, SUITE 300, HOUSTON, TEXAS 77007, FAX: (281) 899-5702.

HARVEST NATURAL RESOURCES, INC.

9.0% CONVERTIBLE SENIOR SECURED PROMISSORY NOTE DUE 2020

US$6,975,000	June 19, 2015

FOR VALUE RECEIVED, Harvest Natural Resources, Inc., a Delaware corporation (the “Company”), hereby promises to pay to CT Energy Holding SRL, a Barbados society with restricted liability (“Holder”), in New York, New York, at such address or pursuant to such wire instructions as Holder shall notify Company of in writing, on or before the Maturity Date (as defined below), in lawful money of the United States of America, the principal amount of SIX MILLION NINE HUNDRED SEVENTY FIVE THOUSAND AND 00/100 DOLLARS ($6,975,000.00), together with interest on the unpaid balance of said principal amount from time to time remaining outstanding, from the date hereof until maturity (howsoever such maturity shall occur), as follows:

1. Subject to Purchase Agreement. This Convertible Note is issued pursuant to the Securities Purchase Agreement, dated as of even date herewith, among the Company, the Subsidiary Guarantors party thereto, and Holder (as from time to time amended, the “Purchase Agreement”), and is entitled to the benefits and subject to the conditions thereof, including without limitation all benefits, obligations, covenants and conditions regarding payment, prepayment, limitation of interest, beneficial ownership amounts, restrictive and other covenants and notice, amendment and other provisions, and is to be read in conjunction therewith. No provision of this Convertible Note may be amended, waived or modified except as provided in the Purchase Agreement. To the extent that any provision of this Convertible Note conflicts with the express provisions of the Purchase Agreement, the provisions of the Purchase Agreement shall govern and be controlling.

2. Definitions. Capitalized terms used herein but not otherwise defined herein shall have the meanings set forth therefor in the Purchase Agreement. The following terms, when used herein, shall have the meaning set forth below:

“Applicable Law” shall mean the law in effect from time to time and applicable to the transactions between the parties hereto pursuant hereto which lawfully permits the charging and collection of the highest permissible lawful non usurious rate of interest on such transactions, including laws of the State of New York, and to the extent controlling and providing for a higher lawful rate of interest, laws of the United States of America.

“Below-Price Issuance” means the issuance or sale (or, in accordance with the provisions of Section 4(d), the deemed issuance or sale) of any shares of Common Stock (including the issuance or sale of shares of Common Stock owned or held by or for the account of the Company) for a New Issuance Price less than the Conversion Price in effect immediately prior to such issuance or sale (or deemed issuance or sale).

“Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market operates on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or last trade price, respectively, of such security prior to 4:00 p.m., New York Time, as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly the Pink OTC Markets Inc.). If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and Holder. If the Company and Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved by an appraiser selected as provided in Section 4(d)(iv). All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction during the applicable calculation period.

“Conversion Date” has the meaning provided in Section 4(a).

“Convertible Note” means this 9% Convertible Senior Secured Promissory Note, dated June 19, 2015, made by the Company to Holder.

“Conversion Price” means, as of any date, the Initial Conversion Price as adjusted from time to time pursuant to Section 4.

“Convertible Securities” means any evidence of indebtedness, units, interests or other securities which are convertible into or exercisable or exchangeable for, with or without payment of additional consideration in cash or property, Common Stock, either immediately or upon a specified date or the happening of a specified event.

“Ex-Dividend Date” means, with respect to any issuance, dividend or distribution, the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question.

“Initial Conversion Price” means $0.82.

“Maturity Date” means June 19, 2020 or, if on or before such date (a) the Claim Date has occurred and (b) the Stock Appreciation Date did not occur on or prior to the Claim Date, June 19, 2022.

“Maximum Rate” means the maximum lawful non usurious rate of interest, if any, which under Applicable Law Holder is permitted to charge the Company on the obligations evidenced by the Notes from time to time. If, however, during any period interest accruing on the Notes is not limited to any maximum lawful non usurious rate of interest under Applicable Law, then during each such period the “Maximum Rate” shall be equal to a per annum rate of 2% plus the rate of interest expressly provided for in this Convertible Note as in effect immediately following the date hereof.

“Merger Event” means:

i.	any reclassification of the outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a dividend, split, subdivision or combination covered by Section 4(e));

ii.	a consolidation, merger, combination or binding share exchange involving the Company; or

iii.	any sale or conveyance of all or substantially all of the property and assets of the Company to any other Person,

in each case as a result of which holders of Common Stock shall be entitled to receive cash, securities or other property or assets with respect to or in exchange for such Common Stock.

“New Issuance Price” means, with respect to a Below-Price Issuance, the consideration per share for which any shares of Common Stock are issued or sold (or deemed issued or sold), as determined in accordance with the provisions of Section 4(d).

“Options” means, with respect to any Person, any rights, warrants or options to subscribe for or purchase shares of Capital Stock or Convertible Securities of such Person (including, in the case of the Company, shares of Common Stock).

“Principal Market” means the New York Stock Exchange, or, if the New York Stock Exchange is not the principal trading market for the shares of Common Stock, then the principal securities exchange or securities market on which the shares of Common Stock are then traded.

“Stockholder Meeting” means the first annual meeting of the Company’s stockholders held after the date of this Convertible Note.

“Trading Day” means any day on which the shares of Common Stock are traded on the Principal Market, provided that “Trading Day” shall not include any day on which the shares of Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the shares of Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00 p.m., New York City time).

“Weighted Average Consideration” means the weighted average of the types and amounts of consideration received by the holders of Common Stock entitled to receive cash, securities or other property or assets with respect to or in exchange for such Common Stock in any Merger Event who affirmatively make such an election; provided that, if the types and amounts of consideration that holders of Common Stock would be entitled to receive with respect to or in exchange for such Common Stock is based in part upon any form of stockholders election, the “Weighted Average Consideration” will be deemed to be (A) if holders of the majority of the shares of Common Stock affirmatively make such an election, the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election, or (B) if the holders of a majority of the shares of Common Stock do not affirmatively make such an election, the types and amount of consideration actually received by such holders.

3. Payments. All outstanding principal and accrued but unpaid interest on this Convertible Note shall be due and payable on the Maturity Date. Holder must surrender this Convertible Note to the Company to collect principal payments. Accrued unpaid interest on the outstanding principal balance hereof shall be due and payable by the Company to Holder on the first Business Day of each January, April, July and October, commencing October 1, 2015. The unpaid principal balance of this Convertible Note shall bear interest (computed on the basis of a year of 365 or 366 days, as applicable, and the actual number of days elapsed), from the date hereof until such principal is paid, compounded quarterly at the rate of 9.00% per annum, or, if the Claim Date occurs at such a time as the Stock Appreciation Date has not occurred, 8.00% per annum from and after the Claim Date. All such interest shall be due and payable upon maturity, howsoever such maturity may occur (whether by acceleration nor otherwise), or upon the repayment of this Convertible Note as provided herein. During the continuance of an Event of Default, the outstanding principal amount of this Convertible Note shall bear interest at a rate that is 2.00% per annum higher than the rate of interest otherwise applicable hereto. All payments on this Convertible Note shall be made in lawful money of the United States of America by wire transfer to an account or accounts as directed by Holder, or as otherwise agreed by Holder and the Company.

4. Conversion.

a. Holder may elect at any time and from time to time (such election to be made by providing prior written notice thereof to the Company (a “Conversion Notice”)), to convert all or part of the outstanding principal amount of, and all or part of the accrued and unpaid interest on, this Convertible Note (such amount, the “Conversion Amount”) into a number of shares of Common Stock equal to (1) the Conversion Amount, divided by (2) the Conversion Price, rounded up to the nearest whole share, on a date specified in and at least 10 days following the date of such Conversion Notice (the “Conversion Date”) subject to all of the other terms and conditions of the Purchase Agreement. Upon such election of Holder, this Convertible Note shall be surrendered to the Company for cancellation and, in the case of a partial conversion, issuance of a replacement Convertible Note in the principal amount remaining unconverted and unpaid. As soon as practicable after conversion of any Conversion Amount, and in any event within three (3) Business Days thereafter, the Company shall, at its expense, cause to be issued in the name of and delivered to Holder, or as Holder may direct, a certificate or certificates evidencing the number of fully paid and nonassessable shares of Common Stock to which Holder shall be entitled on such conversion, which certificate or certificates shall bear such legends and restrictions as required to comply with applicable securities laws, including the Securities Act). In lieu of delivering physical certificates for the shares of Common Stock issuable upon any exercise of this Note, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program or a similar program, the Company may, to the extent permissible under applicable securities laws (as determined by the Company), cause its transfer agent to electronically transmit such shares of Common Stock issuable upon conversion of any principal of this Convertible Note to Holder (or its designee), by crediting such account of Holder’s (or such designee’s) broker with DTC through its Deposit Withdrawal Agent Commission system (provided that the same time periods herein as for stock certificates shall apply) as Holder (or its designee) may designate.

b. Each conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date specified with respect thereto in a duly delivered Conversion Notice and the Holder shall be deemed to have become the holder of record of such Common Stock on such date, notwithstanding that the share register of the Company may then be closed or that certificates representing such Common Stock may not yet then have actually been delivered to such Holder.

c. Notwithstanding anything herein to the contrary, prior to the date on which the Company obtains the Stockholder Approval, this Convertible Note shall not be convertible for (i.e., Holder shall not have the right to convert amounts outstanding hereunder and receive shares of Common Stock upon such attempted conversion, and Company shall not be obligated to issue any shares of Common Stock upon any attempted conversion of amounts outstanding hereunder), to the extent the issuance of any portion of such shares, when aggregated with the issuance of all other shares previously issued upon conversion of amounts outstanding hereunder or under any other agreement, document or transaction, which upon the advice of counsel and the New York Stock Exchange is reasonably considered to be a related transaction which should be aggregated with the transactions contemplated by this Convertible Note (including, without limitation, under the Warrant), would exceed the aggregate number of shares of Common Stock that the Company may issue without breaching the Company’s obligations under New York Stock Exchange Rule 312.03 (the “NYSE Cap”), and any purported delivery of shares of Common Stock upon exercise of this Note shall be void and have no effect to the extent (but only to the extent) that such delivery would result in a violation of the NYSE Cap.

d. If and whenever after the date of this Convertible Note the Company completes a Below-Price Issuance, then the Conversion Price then in effect shall be reduced to the New Issuance Price for such Below-Price Issuance.

For purposes of determining the New Issuance Price under this Section 4(d), the following shall be applicable:

i.	If the Company in any manner grants or sells any Options and the price per share (calculated as the sum of the amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the granting or sale of the Option, upon exercise of the Option and upon conversion, or exercise or exchange of any Convertible Security issuable upon exercise of such Option) for which one share of Common Stock is issuable upon the exercise of any such Option or upon conversion, exercise or exchange of any Convertible Securities issuable upon exercise of any such Option is less than the Conversion Price in effect immediately prior to the time of the granting or sale of such Options, then such shares of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the granting or sale of such Option for such price per share. Except as contemplated by Section 4(d)(iii) below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock or of such Convertible Securities upon the exercise of such Options or upon the actual issuance of such share of Common Stock upon conversion, exercise or exchange of such Convertible Securities. The Conversion Price will be readjusted to the extent that such Options are not exercised prior to their expiration.

ii.

If the Company in any manner issues or sells any Convertible Securities and the price per share (calculated as the sum of the amounts of consideration (if any) received or receivable by the Company with respect to any one share of Common Stock upon the issuance or sale of the Convertible Security and upon conversion, exercise or exchange of such Convertible Security) for which one share of Common Stock is issuable upon the conversion, exercise or exchange thereof is less than the Conversion Price in effect immediately prior to the time of the issuance or sale of such Convertible Security, then such share of Common Stock shall be deemed to be outstanding and to have been issued and sold by the Company at the time of the issuance or sale of such Convertible Securities for such price per share. Except as contemplated below, no further adjustment of the Conversion Price shall be made upon the actual issuance of such share of Common Stock upon conversion, exercise or exchange of such Convertible Securities, and if any such issuance or sale of such Convertible Securities is made upon exercise of any Options for which adjustment of the Conversion Price has been or is to be made pursuant to other provisions of this Section 4(d), except as contemplated by Section 4(d)(iii) below, no further adjustment of the Conversion Price shall be made by reason of such issuance or sale. The Conversion Price will be readjusted to the extent that such Convertible Securities are not converted prior to the last day on which they are convertible.

iii.	If the purchase or exercise price provided for in any Options, the additional consideration, if any, payable upon the issue, conversion, exercise or exchange of any Convertible Securities, the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for shares of Common Stock, or the maximum number of shares of Common Stock issuable in connection with any Options referred to in Section 4(d)(i) hereof or any Convertible Securities referred to in Section 4(d)(ii) increases or decreases at any time, the Conversion Price in effect at the time of such increase or decrease shall be adjusted to the Conversion Price which would have been in effect at such time had such Options or Convertible Securities provided for such increased or decreased purchase price, additional consideration, increased or decreased conversion rate or change in maximum number of shares (as the case may be) at the time initially granted, issued or sold. For purposes of this clause (iii), if the terms of any Option or Convertible Security that was outstanding as of the Closing Date are increased or decreased in the manner described in the immediately preceding sentence, then such Option or Convertible Security and the shares of Common Stock deemed issuable upon exercise, conversion or exchange thereof shall be deemed to have been issued as of the date of such increase or decrease. No adjustment pursuant to this clause (iii) shall be made if such adjustment would result in an increase of the Conversion Price then in effect.

iv.

In case any Option is issued in connection with the issuance or sale of other securities of the Company, together comprising one integrated transaction in which no specific consideration is allocated to such Options by the parties thereto, the amount of the consideration therefor shall be deemed to be the fair value of such portion of the aggregate consideration received by the Company in such transaction as is attributable to such Options. If any shares of Common Stock, Options or Convertible Securities are issued or sold or deemed to have been issued or sold for cash, the consideration received therefor will be deemed to be the amount of consideration received by the Company therefor. If any shares of Common Stock, Options or Convertible Securities are issued or sold for a consideration other than cash, the amount of such consideration received by the Company will be the fair value of such consideration, except where such consideration consists of publicly traded securities, in which case the amount of consideration received by the Company for such securities will be the arithmetic average of the volume-weighted average price of such security for the five (5) Trading Day period immediately preceding the date of receipt. If any shares of Common Stock, Options or Convertible Securities are issued to the owners of the non-surviving entity in connection with any merger in which the Company is the surviving entity, the amount of consideration therefor will be deemed to be the fair value of such portion of the net assets and business of the non-surviving entity as is attributable to such shares of Common Stock, Options or Convertible Securities (as the case may be). The fair value of any consideration other than cash or publicly traded securities will be determined jointly by the Company and the Majority Noteholders of the Convertible Notes. If such parties are unable to reach agreement within ten (10) days after the occurrence of an event requiring valuation, the fair value of such consideration will be determined, at the expense of the Company, within fifteen (15) Trading Days thereafter by an independent, reputable appraiser jointly selected by the Company and the Majority Noteholders of the Convertible Notes.

e. If, after the date of this Convertible Note, the Company (i) pays a dividend or makes another distribution to all or substantially all holders of Common Stock payable exclusively in shares of Common Stock; (ii) subdivides the outstanding shares of Common Stock into a greater number of shares; or (iii) combines the outstanding shares of Common Stock into a smaller number of shares; then the Conversion Price will be adjusted based on the following formula:

where:

R1 =	the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination, as the case may be;

R =	the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination, as the case may be;

OS =	the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination, as the case may be; and

OS1 =	the number of shares of Common Stock outstanding immediately after such dividend or distribution, or immediately after the effective date of such subdivision or combination, as the case may be.

Such adjustment shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or the effective date for such subdivision or combination. If any dividend or distribution of the type described in this Section 4(e) is declared but not so paid or made, the Conversion Price shall be immediately readjusted, effective as of the date the Company’s board of directors determines not to pay such dividend or distribution, or split or combine the outstanding shares of Common Stock, as the case may be, to the Conversion Price that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

f. If, after the date of this Convertible Note, the Company distributes (other than in a Below-Price Issuance, to which the provisions of Section 4(d) shall apply) any rights or Options to all or substantially all holders of Common Stock entitling such holders to purchase (for a period expiring within sixty (60) days) shares of Common Stock at a price per share less than the average of the Closing Sale Prices of the Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such distribution, then the Conversion Price shall be adjusted in accordance with the following formula; provided, however, that the Conversion Price will be readjusted to the extent that such rights or Options are not exercised prior to their expiration or are not distributed:

where:

R1 =	the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

R =	the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

O =	the number of shares of Common Stock outstanding at the close of business on the Trading Day immediately preceding the Ex-Dividend Date for such distribution;

X =	the total number of shares of Common Stock issuable pursuant to such rights or Options; and

Y =	the number of shares of Common Stock equal to (1) the aggregate price payable to exercise such rights or Options plus the aggregate consideration received by the Company for such rights or Options divided by (2) the average of the Closing Sale Prices of the Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

Such adjustment shall be successively made whenever any such rights or Options are distributed and shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. To the extent that shares of the Common Stock are not delivered after the expiration of such rights or Options, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of such rights or Options been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights or Options are not so issued, the Conversion Price shall be adjusted promptly to be the Conversion Price that would then be in effect if such Ex-Dividend Date for such distribution had not been fixed.

For purposes of this Section 4(f), in determining whether any rights or Options entitle the holders of Common Stock to subscribe for or purchase Common Stock at less than the average of the Closing Sale Prices of Common Stock for each Trading Day in the applicable ten (10) consecutive Trading Day period, there shall be taken into account any consideration received by the Company for such rights or Options and any amount payable on exercise thereof, with the value of such consideration, if other than cash, to be determined by the Company’s board of directors.

No adjustment to the Conversion Price shall be made under this Section 4(f) if the application of the formula stated above in this Section 4(f) would result in an increase in such Conversion Price.

g. If, after the date of this Convertible Note, the Company distributes to all or substantially all holders of its Common Stock any of its debt, securities or assets or any rights or Options to purchase securities of the Company (including securities or cash, but excluding (i) sales, issuances, and deemed sales and issuances as to which an adjustment is required pursuant to Section 4(d), (ii) distributions of Capital Stock as to which an adjustment is required pursuant to Section 4(e), (iii) distributions of rights or Options as to which an adjustment is required pursuant to Section 4(f), and (iv) Spin-Offs (as defined below), as to which the provisions set forth below in this Section 4(g) shall apply), the Conversion Price shall be decreased in accordance with the formula:

where:

R1 =	the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such distribution;

R =	the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

M =	the average of the Closing Sale Prices of the Common Stock for the ten (10) consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

F =	the fair market value, as determined by the Company’s board of directors, of the portion of those assets, securities, rights, or Options to be distributed in respect of each share of Common Stock immediately prior to the open of business on the Ex-Dividend Date for such distribution.

Such decrease shall become effective as of the open of business on the Ex-Dividend Date with respect to the distribution. If such distribution is not so paid or made, the Conversion Price shall be increased, effective as of the date the Board of Directors determines not to pay the distribution, to be the Conversion Price that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “F” (as defined above) is equal to or greater than “M” (as defined above), in lieu of the foregoing increase, adequate provisions shall be made so that Holder shall have the right to receive on conversion in respect hereof, in addition to the number of shares of Common Stock that Holder is entitled to receive, the amount and kind of securities and assets Holder would have received had Holder converted the principal hereof and accrued but unpaid interest hereon immediately prior to the record date for the distribution of such securities or assets.

However, with respect to an adjustment pursuant to this Section 4(g) where there has been a payment of a dividend or other distribution on the Common Stock in shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit, where such Capital Stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the Spin-off) on a national securities exchange or reasonably comparable non-U.S. equivalent, which is referred to herein as a “Spin-off,” the Conversion Price will instead be decreased based on the following formula:

where:

R1 =	the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for the Spin-off;

R =	the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for the Spin-off;

F =	the average of the Closing Sale Prices of the Capital Stock or similar equity interest distributed to holders of Common Stock applicable to one share of the Common Stock over the first ten (10) consecutive Trading Day period immediately following, and including, the Ex-Dividend Date for the Spin-off (such period, the “Valuation Period”); and

MP =	the average of the Closing Sale Prices of the Common Stock over the Valuation Period.

The adjustments to the Conversion Price under the preceding paragraph of this Section 4(g) will be made immediately after the open of business on the day after the last day of the Valuation Period, but will be given effect as of the open of business on the Ex-Dividend Date for the Spin-off. For purposes of determining the Conversion Price, in respect of any conversion during the ten (10) consecutive Trading Days commencing on the Ex-Dividend Date for any Spin-off, references within the portion of this Section 4(g) related to Spin-offs to ten (10) consecutive Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed form, and including, the Ex-Dividend Date for such Spin-off to, but excluding, the relevant Conversion Date.

h. If, after the date of this Convertible Note, the Company or any of its Subsidiaries makes a payment to holders of Common Stock in respect of a tender or exchange offer, other than an odd-lot offer, by the Company or any of its Subsidiaries for shares of Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of Common Stock exceeds the average of the Closing Sale Prices over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day following the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “Tender Offer Expiration Date”), the Conversion Price shall be decreased based on the following formula:

where:

R1 =	the Conversion Price in effect immediately after the open of business on the Trading Day following the Tender Offer Expiration Date;

R =	the Conversion Price in effect immediately prior to the open of business on the Trading Date following the Tender Offer Expiration Date;

F =	the fair market value, as determined by the Company’s board of directors, of the aggregate consideration payable in such tender or exchange offer (up to any maximum amount specified in the terms of the tender or exchange offer) for all shares of Common Stock that the Company or any Subsidiary of the Company purchases in such tender or exchange offer, such fair market value to be measured as of the expiration time of the tender or exchange offer (the “Tender Offer Expiration Time”);

OS =	the number of shares of Common Stock outstanding immediately prior to the Tender Offer Expiration Time (prior to giving effect to such tender offer or exchange offer);

OS’ =	the number of shares of Common Stock outstanding immediately after the Tender Offer Expiration Time (after giving effect to such tender offer or exchange offer); and

SP =	the average of the Closing Sale Prices of Common Stock over the ten (10) consecutive Trading Day period commencing on, and including, the Trading Day following the Tender Offer Expiration Date.

The adjustment to the Conversion Price under this Section 4(h) will be made immediately after the open of business on the eleventh (11th) Trading Day following the Tender Offer Expiration Date but will be given effect at the open of business on the Trading Day following the Tender Offer Expiration Date. For purposes of determining the Conversion Price in respect of any conversion during the ten (10) consecutive Trading Days commencing on the Trading Day following the Tender Offer Expiration Date, references within this Section 4(h) to ten (10) consecutive Trading Days shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day following the Tender Offer Expiration Time to, but excluding, the relevant Conversion Date.

i. No adjustment need be made pursuant to the foregoing clauses of this Section 4 as a result of (A) any equity based compensation to directors or employees of the Company or any of its Subsidiaries and the exercise of any options or similar rights thereunder; (B) any Common Stock issued pursuant to the Prior Warrants; (C) the incurrence of any Indebtedness not prohibited by Section 5.3 of the Purchase Agreement; (D) any issuance pursuant to an employee benefit plan; (E) the issuance of any shares of Common Stock by the Company upon conversion of any portion of the Convertible Note or exercise of any portion of the Warrant; (F) the conversion of any Convertible Securities; (G) a merger, or business or asset acquisition with respect to a Person that is not an Affiliate of the Company; (H) in respect of any transaction in which Holder participates (as a result of holding this Convertible Note, at the same time as holders of the Common Stock participate) as if Holder held the number of shares of Common Stock into which the principal and accrued and unpaid interest amount hereof may be converted at the time of such transaction; or (I) the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on Company’s securities and the investment of additional optional amounts in shares of Common Stock under any such plan. Any adjustment to the Conversion Price with respect to a particular issuance, dividend, distribution, subdivision or combination shall be made pursuant to one of the foregoing Sections 4(d) through 4(i), without duplication.

j. Whenever the Conversion Price is adjusted, the Company shall promptly (and in any event within three (3) Business Days) provide to Holder a written notice of adjustment stating the facts requiring the adjustment and the manner of computing it.

k. In the event of a Merger Event, then the Company or the successor or purchasing Person, as the case may be, shall provide that the Holder shall be entitled at and after the effective time of the Merger Event to convert this Convertible Note into the type and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) (“Reference Property”) Holder would have been entitled to receive upon such Merger Event had Holder converted this Convertible Note immediately prior to such Merger Event. If this Convertible Note is surrendered for conversion or exercise after the effective date of any such Merger Event, in lieu of shares of Common Stock otherwise provided for hereunder, the Company shall deliver to Holder a number of units of Reference Property corresponding to the number of shares of Common Stock that would otherwise have been provided for hereunder upon such conversion immediately prior to the Merger Event. Each such unit of Reference Property shall consist of the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of one share of Common Stock immediately prior to such Merger Event would have owned or been entitled to receive based on the Weighted Average Consideration.

l. Upon the conversion of this Convertible Note in full, the Company shall be forever released from all its obligations and liabilities under this Convertible Note and this Convertible Note shall be deemed of no further force or effect, whether or not the original of this Convertible Note has been delivered to the Company for cancellation.

5. Prepayment. The Company may, from time to time on and after June 19, 2018, prepay all or a portion of this Convertible Note without premium or penalty, upon not less than ten days’ written notice, any such prepayment of principal to be paid together with all interest accrued and unpaid thereon to the prepayment date. Prepayment may be made by such wire transfer instructions as Holder may provide, or otherwise by check delivered to Holder’s address for notices set forth in the Purchase Agreement. Any prepayment may, at the Company’s discretion, be subject to one or more conditions precedent stated in the notice of prepayment. Upon receipt of a notice of prepayment, Holder may elect to convert this Convertible Note pursuant to Section 4 hereof on or prior to the date of such prepayment, subject to the limitation set forth in Section 4(c).

6. Secured Obligations. The Convertible Note and the Non-Convertible Note are senior secured obligations of the Company. Payment of this Convertible Note is secured pursuant to the terms of that certain Security Agreement entered into by and between the Company, the other grantors party thereto and the Collateral Agent, dated as of even date herewith (the “Security Agreement”). The payment by the Company of the principal of, and premium and interest on, this Convertible Note and other obligations under the Purchase Agreement and the Notes shall be fully and unconditionally guaranteed on a joint and several basis by each of the Subsidiary Guarantors to the extent set forth in the Subsidiary Guaranty.

7. Additional Liens. If the Claim Date occurs at such a time as the Stock Appreciation Date has not occurred, then the Company shall grant to Holder of the Convertible Note a first-priority Lien and security interest in all of the Company’s right in or to any Venezuela Claim, as more fully set forth in the Security Agreement.

8. Events of Default; Remedies.

a. Each of the following is an “Event of Default”:

i. default in any payment of interest on any Note when due and such default continues for three (3) Business Days;

ii. default in the payment of the principal of, or premium, if any, on any Note when due at its Stated Maturity, upon declaration of acceleration or otherwise;

iii. failure by any Obligor to comply with any of its obligations under Sections 5.5, or 5.14 of the Purchase Agreement or the second sentence of Section 5.13 of the Purchase Agreement, or, while the Petroandina Note is outstanding, failure by the Company to comply in any material respect with its obligations under Section 5.16 of the Purchase Agreement;

iv. failure by the Company or any of its Subsidiaries to comply with any of the other agreements contained in the Purchase Agreement, the Notes, or the other Documents (other than those referred to in clause (i) through (iii) above) for 30 days after the earlier of (i) written notice from Holders (if there is more than one Holder) of at least 25% in aggregate principal amount of the then outstanding Convertible Notes and (ii) the time at which a Responsible Officer of the Company first has knowledge of the failure;

v. default under any agreement, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), other than Indebtedness owed to the Company or a Subsidiary of the Company and Indebtedness set forth on Schedule 3.4 of the Purchase Agreement, whether such Indebtedness or guarantee now exists or is created after the date of this Convertible Note, which default has not been cured prior to the expiration of any applicable grace period provided in such Indebtedness (“payment default”) and the unpaid principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been such a default, constitutes more than $3,000,000 in the aggregate at any one time;

vi. the Company, any Subsidiary Guarantor or a Significant Subsidiary or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary, pursuant to or within the meaning of any Bankruptcy Law:

a) commences a voluntary case or insolvency proceeding;

b) consents to the entry of an order for relief against it in an involuntary case or insolvency proceeding or consents to its dissolution or winding-up;

c) consents to the appointment of a Custodian of it or for any substantial part of its property;

d) makes a general assignment for the benefit of its creditors; or

e) takes any comparable action under any foreign laws relating to insolvency;

provided, however, that the liquidation of any entity into its parent, other than as part of a credit reorganization, will not constitute an Event of Default under this clause (vi);

vii. a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

a) is for relief against the Company, any Subsidiary Guarantor, any Significant Subsidiary or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary in an involuntary case;

b) appoints a Custodian of the Company, any Subsidiary Guarantor, any Significant Subsidiary or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary, or for any substantial part of its or their property; or

c) orders the winding up or liquidation of the Company, any Subsidiary Guarantor, any Significant Subsidiary or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary;

or any similar relief is granted under any foreign laws and, in any case, such order or decree remains unstayed and in effect for 60 days;

viii. failure by the Company, any Subsidiary Guarantor, or any Significant Subsidiary or group of Subsidiaries that, taken together (as of the latest audited consolidated financial statements for the Company and its Subsidiaries), would constitute a Significant Subsidiary, to pay when due final judgments aggregating in excess of $10.0 million (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, bonded, discharged or stayed for a period of 60 consecutive days following the entry of such judgment or decree (the “judgment default provision”); or

ix. any Subsidiary Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Purchase Agreement) or is declared null and void in a judicial proceeding or any Subsidiary Guarantor denies or disaffirms its obligations under the Purchase Agreement, the Notes or its Subsidiary Guarantee.

b. If an Event of Default occurs and is continuing, Holders (if there is more than one Holder) of at least 25% in principal amount of all of the outstanding Notes may, by prior written notice (signed by such Holders) to the Company, declare, by sending written notice to the Company, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Notes to be due and payable. Upon sending such a notice of acceleration, such principal, premium and accrued and unpaid interest shall be due and payable immediately. In the event of the acceleration of the Notes because an Event of Default described in Section 8(a)(v) has occurred and is continuing, the acceleration of the Indebtedness evidenced by the Convertible Notes shall be automatically annulled if the Event of Default or payment default triggering such Event of Default pursuant to Section 8(a)(v) shall be remedied or cured by the Company or a Subsidiary of the Company or waived by the Majority Noteholders of the Convertible Notes within 20 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Convertible Notes would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Convertible Notes that became due solely because of the acceleration of the Convertible Notes, have been cured or waived in writing. The Majority Noteholders of the Convertible Notes may rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

c. The Majority Noteholders of the Convertible Notes may, by written notice signed thereby to the Company, waive an existing Default and its consequences to the extent provided in Section 8.3 of the Purchase Agreement. When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

d. Any Holder of Convertible Notes may exercise any remedy or conduct any proceeding available to Holders at the time and in the manner directed by the Majority Noteholders of the Convertible Notes. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of Notes may pursue any remedy with respect to the Purchase Agreement or the Notes unless the Majority Noteholders of the Convertible Notes have requested such Holder of Notes to pursue the remedy, such request to be evidenced by a certificate of an officer of such Holder, certifying that such Majority Noteholders have requested pursuit of such remedies, and delivered to the Company.

e. Notwithstanding any other provision of the Purchase Agreement or this Convertible Note, the right of any Holder to receive payment of principal of, premium, if any, and interest on the Convertible Notes held by such Holder, on or after the respective due dates expressed in the Convertible Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

9. Absence of Stockholder Approval. At any time after a Stockholder Meeting at which Stockholder Approval has not been obtained, Holders of at least 25% in principal amount of all of the outstanding Convertible Notes may, by prior written notice (signed by such Holders) to the Company, declare, by sending written notice to the Company, the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Convertible Notes to be due and payable. Such principal, premium and accrued and unpaid interest shall be due and payable on the day that is 60 days following the date on such notice is delivered to the Company. The Majority Noteholders of the Convertible Notes may rescind such acceleration and its consequences if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction. No such rescission shall affect any subsequent Default or impair any right consequent thereto.

10. Usury Savings Clause. It is the intent of the parties to the Purchase Agreement in the execution and performance thereof and hereof to remain in strict compliance with Applicable Law from time to time in effect. In furtherance thereof, the parties hereto and the Holder, by acceptance of this Convertible Note, stipulate and agree that, as provided in Section 6.13 of the Purchase Agreement, none of the terms and provisions contained therein or herein shall ever be construed to create a contract to pay for the use, forbearance or detention of money with interest at a rate or in an amount in excess of the Maximum Rate, or to pay an amount of interest in excess of that permitted to be charged under Applicable Law.

11. Waiver of Defenses. The Company and all sureties, endorsers and guarantors of this Convertible Note waive demand, presentment for payment, notice of non payment, protest, notice of protest, notice of intent to accelerate maturity, notice of acceleration of maturity and all other notice, filing of suit and diligence in collecting this Convertible Note or enforcing any of the security herefor, and agree to any substitution, exchange or release of any such security, the release of any party primarily or secondarily liable hereon and further agree that it will not be necessary for any holder hereof, to enforce payment of this Convertible Note, to first institute suit or exhaust its remedies against any security herefor, and consent to any one or more extensions or postponements of time of payment of this Convertible Note on any terms or any other indulgences with respect hereto, without notice thereof to any of them.

12. No Offsets. The Company agrees that all amounts under this Convertible Note are payable without set-off, withholding, deduction, claim, counterclaim, defense or recoupment, all of which are hereby waived by the Company. If the indebtedness represented by this Convertible Note or any part hereof is collected at law or in equity or in bankruptcy, receivership or other judicial proceedings or if this Convertible Note is placed in the hands of attorneys for collection after default, the Company agrees to pay, in addition to the principal and interest payable hereon, reasonable attorneys’ fees and costs incurred by Holder.

13. Costs and Expenses. The Company shall, upon demand by Holder, promptly pay to Holder any and all costs and expenses, including legal expenses, collections costs and attorneys’ fees (whether or not legal proceedings are instituted including, without limitation, legal expenses and reasonable attorneys’ fees in connection with any bankruptcy proceedings), incurred or paid by Holder in protecting or enforcing Holder’s rights hereunder. Without limiting the generality of the foregoing, if this Convertible Note is collected by suit or through the bankruptcy court, or any judicial proceeding, or if this Convertible Note is not paid at maturity, however such maturity may be brought about, and it is placed in the hands of an attorney for collection (whether or not legal proceedings are instituted), then the Company agrees to pay, in addition to all other amounts owing hereunder, the collection costs and reasonable attorneys’ fees of the holder hereof.

14. Notices. Any notice or other communication required or permitted hereunder shall be given as provided in the Purchase Agreement.

15. Business Days. If any payment of principal or interest on this Convertible Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest in connection with such payment.

16. Miscellaneous. This Convertible Note is binding upon the Company and its successors and assigns and inures to the benefit of Holder and its successors and assigns. Headings, subheadings and captions shall not be used to construe the meaning or intent hereof, and are intended for the convenience of the parties only.

17. Governing Law. THIS CONVERTIBLE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Convertible Note to be duly executed and delivered on and as of the day and year first written above.

HARVEST NATURAL RESOURCES, INC.

By:	/s/ Keith L. Head
Keith L. Head
Vice President and General Counsel

[Signature Page to Convertible Note]